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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the inclusion in this registration statement (Form S-1) and related Prospectus of Paracelsus Healthcare Corporation for the registration of $250,000,000 Senior Subordinated Notes due 2006 of (i) our report dated February 27, 1996, with respect to the consolidated financial statements of Champion Healthcare Corporation as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, (ii) our report dated February 16, 1996, with respect to the financial statements of Dakota Heartland Health System as of December 31, 1994 and 1995 and for the year ended December 31, 1995, (iii) our report dated December 28, 1995, with respect to the financial statements of Jordan Valley Hospital as of September 30, 1995 and for the period from January 1, 1995 through September 30, 1995, (iv) our report dated June 11, 1995, with respect to the financial statements of Salt Lake Regional Medical Center as of May 31, 1994 and April 13, 1995 and for each of the two years in the period ended May 31, 1994 and the period from June 1, 1994 through April 13, 1995. We also consent to the reference of our firm under the caption "Experts".

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
June 24, 1996